Exhibit 10.33

SOFTWARE LICENSE AND SUPPORT SERVICES

AGREEMENT

THIS SOFTWARE LICENSE AND SUPPORT SERVICES AGREEMENT (the “Agreement”) is entered into as of February 14, 2011 (“Reference Date”) by and between HemaCare Corporation, ("Customer"), having offices located at 15350 Sherman Way, Suite 350, Van Nuys, CA 91406 USA and Haemonetics Corporation® d/b/a Haemonetics Software Solutions ("Vendor"), a Massachusetts corporation, having offices located at 4925 Robert J. Mathews Parkway, Suite 100, ElDorado Hills, California 95762.

SECTION 1
Definitions

As used in this Agreement, all terms not otherwise defined herein shall have the meanings indicated below:

1.1 Affiliate. Any person or entity controlling, controlled by, or under common control with Customer and any Affiliate of an Affiliate i.e., any person or entity controlling, controlled by or under common control with an Affiliate. As used herein, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract, or otherwise.

1.2 Customer. Customer shall have the meaning set forth above.

1.3 Designated Environment. The computer system encompassing all software, operating systems, databases, hardware and telecommunications equipment on which the ElDorado Donor Software is installed and that allows the ElDorado Donor Software to operate and be accessed by the Customer. The Designated Environment includes a secondary computer system that can operate as a back-up system in the event that the primary system becomes inoperable.

1.4 Documentation. All materials and documentation, whether in hard copy, magnetic media or machine readable form, regarding the capabilities, operation, installation or use of the Software including, without limitation, the user manuals, as amended and updated by Vendor from time to time.

1.5 Enhancement. Any subsequent release, version, modification, correction, update or upgrade of the Software which is provided to Customer by Vendor not separately priced or marketed by Vendor under the terms of this Agreement. Such Enhancements not separately priced or marketed by Vendor shall be provided to Customer at no charge as long as Customer continues to pay the Maintenance Fees.

1.6 Limited. As used in Paragraph 2.1, License (s) shall be subject to all restrictions stated in this Agreement and to any other restrictions at law.

1.7 Non-Exclusive. As used in Paragraph 2.1, Vendor is not precluded from granting the rights granted to Customer herein to other third parties.

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1.8 Non- Transferable. As used in Paragraph 2.1 , Customer may not assign or otherwise convey the license(s) granted herein to other parties without Vendor’s written consent.

1.9 Number of Units Collected Successfully. The original unit collected shall be counted and it will count as one (1) successful collection. A successful collection does not include units that have a quantity or quality making them unsuitable for processing.

1.10 Organic Growth. Growth in the Customer’s current scope of business in existence as of the Reference Date and covered by this Agreement will be deemed Organic Growth as it applies solely to the ElDorado Donor Software. Organic growth does not include growth as the result of a merger, acquisition or takeover of another company.

1.11 Perpetual. As used in Paragraph 2.1. License(s) granted herein will not expire so long as the Software is being used in accordance with the terms of this Agreement.

1.12 First Productive Use. Use of the system commencing on the date at which the Software is used in the system for support of day to day, blood center collection and manufacturing operations.

1.13 Software. The ElDorado Donor Software plus all Enhancements and the Documentation.

1.14 Source Code. Both machine readable and human readable copies of the Software consisting of instructions to be executed upon a computer in the language used by its programmers (i.e., prior to compilation or assembly) in a form in which the program logic of the Software is deductible by a human being, fully commented, and including all available related flow diagrams and all other documentation and manuals which would allow persons who are experienced computer programmers but who are unfamiliar with the Software to properly effect modifications and support for the Software.

SECTION 2
Software License Terms And Conditions

2.1 Grant of License. Subject to the terms and conditions herein, Vendor hereby grants to Customer a Limited, Perpetual, Non-Exclusive and Non-Transferable (except as provided in Section 11.5 hereof), license to (a) copy onto, access, and use the Software in the Designated Environment(s) for Customer’s own internal information processing services and computing needs as expressly permitted by this Agreement, and (b) to use Documentation in connection with the use of the Software. Such Software may be used by Customer and such other entities as are expressly permitted by the Agreement. This license transfers to Customer neither title nor any proprietary or intellectual property rights to the Software, Documentation, or any copyrights, patents, or trademarks, embodied or used in connection therewith, except for the rights expressly granted herein.

The license will include multiple instances of the Software to allow for production, validation and training environments and to allow for the Customer’s two separate facilities (West Coast and East Coast) to run separate production, validation and training environments.

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2.2 Back-up Copies. Customer is entitled to make five (5) machine-readable copies of the Software for backup or archival purposes, or for use on a back-up Designated Environment when primary Designated Environment is inoperable. Customer may not copy the Software, except as permitted by this Agreement. All copies of the Software will be subject to all terms and conditions of this Agreement. Whenever Customer is permitted to copy or reproduce all or any part of the Software, all titles, trademark symbols, copyright symbols and legends, and other proprietary markings must be reproduced.

2.3 Expansion. Customer may operate the Software at additional locations without expanding this license agreement provided that such expansion activities are limited to Organic Growth. Customer has the option to expand the license granted pursuant to Paragraph (2.1) to include use of the Software at additional sites added to the Customer's current business though acquisition of another company upon Vendor’s receipt of additional license fees and written consent, which shall not be unreasonably withheld. If the acquired company holds a license for ElDorado Donor or SafeTrace Software, this provision shall not apply.

2.4 License Restrictions. Customer agrees that it will not itself, or through any parent, subsidiary, Affiliate, agent or other third party:

(a) sell, lease, license or sublicense the Software or the Documentation provided, however, Customer may assign all of its rights and obligations hereunder to a third party

(b) decompile, disassemble, or reverse engineer the Software, in whole or in part;

(c) allow access to the Software by any user not located at the licensed sites other than Customer's employees who use such Software (excluding third party software);

(d) write or develop any derivative software or any other software program based upon the Software or any confidential information of Vendor;

(e) provide, disclose, divulge or make available to, or permit use of the Software by any third party without Vendor’s prior written consent.

Notwithstanding the foregoing, it is expressly understood that, upon payment of appropriate Site and User ID fees, or appropriate transaction fees, Customer may allow access to the Software to Customer’s non-employee hospital customers who contract with Customer to purchase blood products and blood services from Customer. No other form of access or services is authorized to be performed by or for third parties.

2.5 Limited Warranty. Vendor warrants that for a period of ninety (90) days from the date of First Productive Use (the “Warranty Period”)

(i) the Software will remain in compliance with all applicable federal and state statues, laws, regulations and rules.

(ii) the Software will perform in substantial accordance with the Documentation ;

(iii) the Software will be free from defects in materials and workmanship under normal use;

(iv) to the best of Vendor’s knowledge, the Software does not contain any protective features, contamination, computer viruses, time locks, time-bombs, or back-doors or other disabling features

If during the Warranty Period the Software does not perform as warranted, Customer’s exclusive remedy and Vendor’s sole liability shall be that Vendor shall, at its option, use commercially reasonable efforts to correct the Software, replace such Software free of charge or, if neither of the foregoing is commercially practicable, terminate this Agreement and refund to Customer ONE HUNDRED NINETY THOUSAND DOLLARS ($190,000).

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The warranty set forth above is made to and for the benefit of Customer only.

The warranty will apply only if:

(a) the Software has been properly installed and used at all times and in accordance with the Documentation;

(b) no modification, alteration or addition has been made to the Software by persons other than Vendor or Vendor's authorized representative;

(c) Customer has not requested modifications, alterations or additions to the Software that cause it to deviate from the Documentation; and

(d) the Software has not been (i) subject to accident, unusual physical, electrical or electromagnetic stress, neglect, misuse, failure of electric power, air conditioning or humidity control, or (ii) operated with other media not meeting or not maintained in accordance with the manufacturer's specifications.

2.6 No Other Warranties. Except as set forth specifically in this Agreement, Vendor makes no other warranties, whether express, implied, or statutory regarding or relating to the Software or the Documentation, or any materials or services furnished or provided to Customer under this Agreement. Vendor specifically disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Software, Documentation and said other materials and services, and with respect to the use of any of the foregoing.

2.7 Intended Use. The Software is a Medical Device subject to government regulation specifically including regulation by the United States Food and Drug Administration (FDA). The Software is intended to be used in accordance with the intended use for which the Software received premarket clearance.

(a) ElDorado DonorTM is intended for use in facilities that manage donors and blood products. including: donor and blood collection management, eligibility and blood loss calculation, posting of deferrals, recording the manufacture of components, recording the results of testing, management of special collection requests for patients, and tracking the status and final disposition of blood components, related blood products and supply items, and their distribution.

(b) Customer’s use of the Software is also subject to government regulation. By entering into this agreement, Customer represents and warrants that it will comply with all government regulations that are applicable to Customer’s use of the Software. In addition, Customer represents and warrants that it will perform competent clinical intervention, decision making, traceability, and auditing procedures. The Software must be installed and validated on the Designated Environment, and used, monitored, and maintained as detailed in the Software’s Documentation and its labeling, specifically including operator user manuals and the other documents related to the proper installation and user training. Customer agrees that whenever it makes claims for the performance of the Software it will do so in a manner consistent with its intended use.

2.8 Reporting Requirements. Customer agrees to notify Vendor promptly when it becomes aware of any problems with the performance of the Software and/or any complaints from any source about the Software. When requested by Vendor, Customer will provide a written report detailing the facts related to any such problem or complaint. Customer also agrees to cooperate with Vendor in any investigation undertaken by Vendor related to a reported problem or complaint specifically including the development of information for Vendor’s complaint files and Vendor’s compliance with FDA’s Medical Device Reporting (MDR) regulations applicable

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to the Software. Customer will also notify Vendor prior to filing any MDR that relates to or discusses the Software of any other regulatory report related to the Software. Customer agrees to promptly notify Vendor at any time the Customer is undergoing a government inspection, including but not limited to, inspection by FDA, that could include government review of the use and/or performance of the Software, and to promptly provide Vendor with copies of any documents related to such inspection, including but not limited to any Form FDA 483 or report of deficiencies noted in the inspection, and the Customer’s response to each. Customer also agrees to give Vendor notice of any adverse regulatory action taken by FDA or any other governmental authority which includes any allegations or claims related to the Software. In the event of any such adverse regulatory action, Customer agrees to provide Vendor with copies of any Warning Letter or other document issued by FDA or any other governmental authority that contains allegations or claims related to the Software.

2.9 Software Changes. Customer agrees that it will not make any change or modification to the Software without prior written consent from Vendor. Customer acknowledges that Vendor has a regulatory obligation to evaluate each change or modification in light of government requirements applicable to such actions and, if requested by Vendor, Customer will cooperate in evaluating the significance of any proposed change or modification on the safety or effectiveness of the Software.

2.10 Recalls, Corrective and Preventative Actions. Customer agrees to cooperate with Vendor at Vendor’s expense in the event of any request by a government authority for a recall or any corrective or preventative action that relates to the Software and/or its use by the Customer or the Affiliates. Customer agrees to take prompt action when requested by Vendor to conduct any such action and when requested to make a report in connection with a recall or any corrective or preventative action that relates to the Software. In the event of any request by a government authority for a recall or any corrective or preventative action that relates to the Software and/or its use by the Customer or its Affiliates, Vendor agrees to (i) promptly notify Customer of any such event; (ii) take such corrective or preventative action relating to the Software as promptly as possible and at no expense to Customer; (iii) use its best efforts to facilitate Customer’s access to any Customer data stored or maintained by the Software or by Vendor so as to minimize disruptions to Customer’s business: and (iv) make commercially reasonable efforts to facilitate a workaround for Customer so as to minimize disruptions to Customer’s business.

SECTION 3
Source Code Escrow

3.1 Source Code Escrow. The parties agree that the Vendor will deposit and thereafter maintain with the escrow agent copies of the Source Code for the most current release of the Software and the last previous release of the Software if the Customer elects the Escrow option as priced on Schedule B. So long as Customer is receiving support services, Vendor will deposit a copy of the Source Code for each Enhancement delivered to Customer no later than thirty (30) days after delivery of the Enhancement to Customer. Escrow Agent shall return to Vendor the Source Code for the oldest release of the Software if and when more than two full releases of the Source Code have been deposited.

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3.2 Release to Customer. The escrow agent shall deliver all copies of the Source Code for the Software to Customer (upon compliance with the release procedures set forth in the escrow agreement in the following circumstances:

(a) Vendor fails or refuses to provide maintenance and support services to Customer for the Software in breach of its obligations under the provisions of this agreement relating to support services (which breach has continued for a period of forty-eight (48) hours following written notice thereof by Customer to Vendor, provided however if more than forty-eight (48) hours are reasonably required to remedy such material breach then Vendor shall have an additional period of time to remedy such breach provided Vendor immediately implements such remedy and continuously prosecutes the same to completion);

(b) Vendor discontinues offering to provide support or maintenance for the Software; or

(c) Vendor dissolves or ceases to conduct business in the ordinary course or becomes insolvent, files or becomes insolvent or bankrupt, makes an assignment for the benefit of creditors, has a trustee or receiver appointed to take custody of its assets, or files or has filed against it a petition in bankruptcy or for reorganization under any state or federal bankruptcy or insolvency law.

3.3 Use of Source Code by Customer. In the event Customer acquires the Source Code from the escrow, Customer may use the Source Code solely to maintain, support and enhance (and for these purposes alone to modify) the Software for its authorized use, subject to all of the terms and conditions of the Agreement, including, without limitation, Sections 2 and 7 hereof. Customer acknowledges that Software is a Medical Device regulated by the FDA and as such modifications to Source Code must be made in accordance with applicable FDA Quality System Regulations include 510(k) requirements.

SECTION 4
Maintenance And Support

4.1 Software Maintenance and Support. Payment of the appropriate fees per the payment terms defined in the attached Maintenance and Support Services Schedule which is herby incorporated and made a part of this Agreement as Schedule B, entitles Customer to receive Software Maintenance and Support Services as described in the attached Haemonetics Client Support Manual which is hereby incorporated and made a part of this Agreement as Exhibit C, as reasonably modified from time to time, for the two (2) most current releases of the applicable Vendor application Software. The Software Maintenance and Support Services shall also include corrections to the Software and any Documentation due to defects in the Software or Documentation, as applicable, improvements to the functionality of the Software made after delivery of the Software and modifications or additions to the Software, but not otherwise separately priced or marketed as a separate Software application by Vendor. All Software provided shall be subject to all the terms and conditions of the Vendor Software License in Section 2.

The Software Maintenance and Support Services do not apply to third-party software or hardware. Vendor and Customer agree to comply with Vendor’s maintenance and support procedures as contained in the attached Haemonetics Client Support Manual and as may be reasonably modified from time to time.

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4.2 Extended Support Services. Customer may also purchase supplemental support (“Extended Support Services”) as described in the Haemonetics Client Support Manual (as then in effect) at any time during the period of the Agreement.

4.3 Term And Termination. The Software Maintenance & Support Services shall commence on the Reference Date and will continue through March 15, 2015 (the “Initial Term”) and shall automatically renew at the end of the Initial Term for a renewal term of five (5) years beginning March 16, 2015, and ending on March 15, 2020. Thereafter, the Software Maintenance and Support Services will automatically renew for one (1) year renewal terms unless Customer notifies Vendor of its intention not to renew at least sixty (60) days prior to the end of the renewal term then in effect. Termination of the Software Maintenance and Support Services upon failure to renew will not affect the license of the Software.

Upon termination of this Agreement, the Software Maintenance and Support Services shall terminate and such termination shall not entitle Customer to a refund of any portion of the fees paid for Software Maintenance and Support Services prior to the date of termination.

SECTION 5

Professional Services

5.1 Services. Vendor shall perform for Customer the consulting services (the "Services") specified in the attached Implementation Service Plan (the “Implementation Plan”) attached hereto as Schedule C and governed by this Agreement. In the event of a conflict between any term of this Agreement and an Implementation Plan, the terms of the Implementation Plan shall prevail. Changes in the scope of the Services and any resulting changes in fees or delivery schedules shall be made only in writing, executed by authorized representatives of both parties. If any Implementation Plan requires Vendor to procure third party products for the Customer, including hardware or software, Vendor shall use all available and reasonable efforts to do so pursuant to terms and conditions set forth in the applicable Implementation Plan.

5.2 Customer's Responsibilities. In connection with Vendor's provision of the Services, Customer shall perform those tasks and assume these responsibilities specified herein and in the applicable Implementation Plan ("Customer Responsibilities"). The Implementation Plan contains any assumptions related to the Services. To the extent that the assumptions described in the Implementation Plan are not met by Customer or are inaccurate, the cost and schedule of the Services may be impacted. Customer agrees to negotiate in good faith to develop a mutually acceptable work-around plan, and, if necessary, a mutually acceptable revised schedule of fees and services within thirty (30) days of the discovery of such incorrect assumptions. Customer understands that Vendor’s performance is dependent on Customer's timely and effective satisfaction of Customer Responsibilities hereunder and timely decisions and approvals by Customer. Customer understands that Vendor is relying upon the information that Customer provides and Customer represents that such information to the best of its knowledge is true, accurate and complete. Because of the importance of such information to this Agreement, Customer agrees to release Vendor and its personnel from any liability and costs relating to Vendor’s Services under this Agreement attributable to any false, inaccurate or incomplete information provided by Customer unless Vendor knew that such information was inaccurate. It shall be the responsibility of Customer and Customer's management to make implementation decisions, if any, and to determine further courses or action with respect to any applicable matters addressed in Vendor’s Services for Customer. To the extent Customer or Customer's personnel do not perform the Customer Responsibilities (as defined in this Section 5.2); Vendor may be authorized in writing by Customer to perform those Services. Additional implementation assistance will be billed monthly as incurred at Vendor’s standard hourly rate.

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5.3 Work Product. If any Implementation Plan provides for a deliverable work product by Vendor, upon payment, Customer shall have a perpetual, non-transferable, paid-up right and license to use and copy the deliverable items, subject to the terms of Section 7. All works of authorship, inventions (whether or not patentable), knowledge, ideas, concepts, techniques, know-how, methods, processes, systems and devices, excluding any confidential or proprietary information of Customer, (collectively "intellectual property"), authored, created or conceived by Vendor in connection with its performance of the Services or otherwise shall be solely owned by Vendor (the "Vendor Intellectual Property"). Customer shall not own or have any interest or license in or to such Vendor Intellectual Property, whether by assignment, license, any "work made for hire" or similar doctrine, or otherwise, except as set forth in this Section 5.3. The parties will cooperate with each other and execute such documents as may be appropriate to achieve the intent of the preceding sentence.

5.4 Warranty. Vendor represents, warrants and covenants that its Services will be performed in a professional, timely and workmanlike manner in accordance with applicable professional standards and in accordance with the terms of the Implementation Plan and agrees to re-perform at Vendor’s sole cost and expense any work not in compliance with this warranty brought to its attention within ninety (90) days after that work is performed. Vendor does not warrant that any work product will be compatible with future versions or updates of any Vendor or third-party Software. Vendor does not warrant, nor will Vendor be responsible for the performance of any third party product that is not included in the Software. Customer's sole and exclusive rights and remedies with respect to any such third party product, including rights and remedies in the event a third party product gives rise to an infringement claim, are against the third party and not against Vendor. Vendor agrees to assign to Customer any assignable warranties Vendor may receive from any such third party. If Vendor re-performs any work at Customer’s request as to which Vendor has already met its obligations under this Section 5.4., Customer agrees to pay Vendor on a time and materials basis at Vendor's standard rates to be invoiced monthly as incurred.

SECTION 6
Payment And Fees

6.1 Payment for Software Licensing. Customer shall pay the Vendor the sum of ONE DOLLAR ($1.00) for the ElDorado Software and Options as listed on the Medical Device Purchase Agreement (MDPA-Schedule A).

6.2 Payment for Implementation Services. Customer shall pay Vendor for Implementation Services per the Implementation Services Plan, Schedule C, which includes the Training and Go-Live Assistance commencing on the earlier of the Kick-Off Date and nine (9) months from the Reference Date of this Agreement to be invoiced monthly as incurred. Additional Implementation Services may be added upon request and with written approval from the Customer.

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6.3 Payment for Maintenance and Support. Customer has pre-paid for Maintenance and Support Services through March 15, 2015. Commencing on March 16, 2015 Customer will pay Vendor an annual Maintenance & Support Fee to be invoiced monthly based on the number of units collected successfully in the prior year at a rate of EIGHTY-SIX CENTS ($0.86) per unit collected by Customer’s sites using the ElDorado Donor Software.

6.4 Escrow Payment. If Customer selects the Escrow Services Option, Customer shall pay Vendor all charges and fees associated with the Escrow arrangement. The current annual Escrow fees are as follows: ONE THOUSAND FIVE HUNDRED DOLLARS ($1500.00) on the first year commencing on the Reference Date of this Agreement and on the anniversary of said Reference Date for subsequent years Customer shall pay Vendor ONE THOUSAND TWO HUNDRED DOLLARS ($1200.00). Vendor will provide Customer with no less than thirty (30) days notice in the event of any increases in the Escrow Fees quoted herein.

6.5 Additional Expenses. Vendor agrees to abide by its Travel and Expense Reimbursement Guidelines which is hereby attached and incorporated by this reference as Exhibit D. Notwithstanding the guidelines, additional expenses in excess of Ten Thousand Dollars ($10,000) must be authorized in writing by Customer. Additionally, Customer is responsible only for Vendor’s travel related expenses for the members of the project team actively working on the project. Vendor is responsible for travel for the Vendor’s account manager, sales & marketing staff and other individuals who are not members of the project team. Customer shall reimburse Vendor for such expenses no more than forty-five (45) calendar days after Vendor invoices Customer together with evidence of expenses. Vendor agrees to abide by its Travel and Expense Reimbursement Guidelines in effect when such expenses are incurred. In the event of any dispute with regard to a portion of an invoice, the undisputed portion shall be paid as provided herein.

6.6 Taxes. Customer shall, in addition to the amounts payable under this Agreement, pay all sales, use, value-added or other taxes, federal or state or otherwise, however designated which are levied or imposed by reason of the transaction contemplated herein, except in the event that the Vendor delivers a physical copy of the Software or the Documentation without prior written consent of the Customer, then Vendor shall be responsible for the payment of any and all sales and use taxes relating to the Software, pursuant to the foregoing Section 6.1 of this agreement.

6.7 Invoices. Vendor shall submit invoices in accordance with the amounts and payment terms stipulated herein and in the attached Schedules. Expenses described in Paragraphs 6.3 and 6.5 will be submitted monthly as incurred. All payments stated hereunder shall be due and payable within forty-five (45) calendar days of Vendor’s invoice date. Vendor shall charge a one and one-half percent (1.5%) finance charge to be calculated monthly with respect to all outstanding undisputed amounts not paid within forty-five (45) calendar days following the date of Vendor’s invoice(s) but in no event shall finance charges exceed the maximum allowed by law. In event of any dispute with regard to a portion of an invoice, the undisputed portion shall be satisfied as provided herein. Vendor may refuse to perform services without any liabilities incurred by Vendor, pending satisfaction of any undisputed outstanding amounts.

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6.8 Increases. Twelve (12) months after the monthly maintenance fee commences on March 16, 2015, and at successive twelve (12) month intervals, Vendor may increase the monthly maintenance and support fees once annually commencing on the anniversary of the first invoice provided that such increases rate shall not exceed three percent (3%) of the previous year’s maintenance and/or support fees and Customer is provided with sixty (60) days notice of any such increase.

6.9 Price Restrictions. All prices quoted in this Agreement and its attached Schedules shall apply to the Customer’s facilities (a total of 2), and their respective remote fixed sites, mobile and contract collection operations. Additional licenses for other facilities added by acquisition of another company shall be negotiated with the Vendor.

SECTION 7
Intellectual Property Rights and Indemnity

7.1 Title. Vendor represents and warrants that:

(a). it is the sole owner of the Software, or that it holds contractual marketing rights to the Software, and has full power and authority to grant the rights herein granted without the consent of any other person and

(b). the Software does not infringe upon or violate any patent, copyright, trademark, trade secret or any other proprietary right of any third party.

7.2 Indemnity. Vendor shall, at its expense, defend or settle any third party claim, action or allegation brought against Customer that the Software infringes any U.S. patent, copyright, trade secret or other proprietary right of any third party and shall pay any final judgments awarded or settlements entered into; provided that Customer gives prompt written notice to Vendor of any such claim, action or allegation of infringement and gives Vendor the authority to proceed as contemplated herein. Additionally, Vendor will indemnify, defend and hold Customer harmless as a result of Vendor or Vendor's employees, agents, contractors, or subcontractors’ gross negligence, wrongful acts or omissions, as well as any material breach by Vendor of this Agreement. Vendor will have the exclusive right to defend any such claim, action or allegation and make settlements thereof at its own discretion, and Customer may not settle or compromise such claim, action or allegation, except with prior written consent of Vendor. Customer shall give such assistance and information as Vendor may reasonably require to settle or oppose such claims. Vendor will reimburse Customer for reasonable costs incurred by Customer in opposing such claim. In the event any such infringement, claim, action or allegation is brought or threatened, Vendor may, at its sole option and expense:

(a) procure for Customer the right to continue Use of the Software or infringing part thereof; or

(b) modify or amend the Software or infringing part thereof, or replace the Software or infringing part thereof with other Software having substantially equivalent capabilities;

(c) if neither of the foregoing is commercially practicable, terminate this Agreement and refund to Customer ONE HUNDRED NINETY THOUSAND DOLLARS ($190,000) less one forty-eight (1/48) thereof for each month or portion thereof from the date of First Productive Use.

The foregoing obligations shall not apply to the extent the infringement arises as a result of modifications to the Software made by any party other than Vendor or Vendor's authorized representative. The foregoing obligations shall not apply to third party Software.

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7.3 Exclusions. Vendor shall have no liability for any infringement to the extent arising from (a) the use of other than the then current, commercially available version of the Software; (b) the use of the Software other than as set forth in its accompanying Documentation; (c) the modification of the Software unless such modification was made or authorized by Vendor, when such infringement would not have occurred but for such modification; or (d) the combination or use of the Software with other software, hardware or other products not approved by Vendor in advance if such infringement would have been avoided by the use of the Software not in such combination. Section 7.2 and 7.3 state Vendor’s entire obligation with respect to any claim regarding the intellectual property rights of any third party.

7.4 By Customer. Customer shall indemnify, hold harmless and defend Vendor from and against any and all claims, liabilities, damages and expenses (including reasonable attorneys' fees) incurred by Vendor as a result of Customer’s negligence, wrongful acts or omissions and any breach by Customer of this Agreement. Vendor shall promptly notify Customer in writing of any such claim and promptly tender to Customer the control and defense and settlement of such claim at Customer's expense and with Customer's reasonable choice of counsel. Vendor shall cooperate with Customer, at Customer's expense, in defending or settling such claim and Vendor may join in defense with counsel of its choice at its own expense.

SECTION 8
Confidentiality

8.1 Confidential Information. Each party agrees not to use any material or information of the other party (including any material or information of Customer's Affiliates) which is marked "Confidential" or, in the case of orally conveyed information, which is confirmed in writing within thirty (30) days of conveyance to be confidential except as may be necessary to further the performance of this Agreement; provided, however, that the following types of information shall always be considered Confidential Information (whether or not marked as "Confidential"): inventions, financial information, marketing and business plans, the Software, other Software products and systems and Personal Privacy Information including information covered by HIPAA.

8.2 Nondisclosure. Each party agrees to

(a) hold the Confidential Information of the other party in strict confidence,

(b) not to make the Confidential Information available for any purpose other than as specified in this Agreement, and

(c) to take reasonable steps to ensure that the Confidential Information is not disclosed or distributed by employees, agents or consultants (who have access to the same only because of and on a "need-to-know" basis) to third parties in violation of the provisions of this Agreement.

Each party shall obtain from each employee, agent and consultant permitted access to the other party's Confidential Information, and Customer shall obtain from each third party allowed access to the Software pursuant to Paragraphs (2.1) and (2.4), an appropriate nondisclosure agreement. Nothing contained herein shall preclude Customer, its Affiliates or any third party allowed access to the Software pursuant to Paragraphs (2.1) and (2.4) from operating the Software in the ordinary course of business for its intended purpose and for the use licensed hereunder in the presence of third parties or from providing copies of the output and reports of the Software to such third parties.

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8.3 Reproduction. Except as expressly permitted herein, neither party shall copy, duplicate or recreate the other party's Confidential Information, in whole or in part, without the express written consent of such party. Each party agrees to include the disclosing party's proprietary and confidential notices upon all copies of the Confidential Information made pursuant to this provision.

8.4 Exclusions. Notwithstanding the provisions of this Section 8, Confidential Information shall not include information which

(a) is, at the time disclosed, known or thereafter becomes known or available to the general public through no act or omission of the receiving party which is in violation of such party' obligations under this Agreement,

(b) was in the receiving party's lawful possession prior to such access to or the disclosure of the same and had not been obtained by the receiving party either directly or indirectly from the disclosing party,

(c) is disclosed to the receiving party by a third party having the right to make such disclosure, or

(d) is independently developed by the receiving party without reference to the disclosing party's Confidential Information.

8.5 Disclosure Required by Law. In the event either party receives a subpoena or other validly issued administrative or judicial process requesting Confidential Information of the other party, it shall provide prompt notice to the other of such receipt. The party receiving the subpoena shall thereafter be entitled to comply with such subpoena or other process to the extent required by law, subject to taking reasonable steps to implement an appropriate protective (secrecy) order, non-disclosure agreement, and/or assertion of a trade secret/protected status for the information as may be permitted by the applicable law. Customer will immediately notify Vendor of any request for confidential information pursuant to this paragraph.

8.6 Personal Privacy Information. Vendor acknowledges and agrees that Customer's and Affiliates' Confidential Information includes all medical and other personal or private information of Customer and its Affiliates and any of the Customers, insured, patients, physicians, employees or otherwise of Customer and its Affiliates, used or gained by Vendor during the performance of this Agreement or in any other manner ("Personal Privacy Information"). Vendor's obligations with respect to the Personal Privacy Information are not subject to the exclusions set forth in Paragraph (8.4) and are not limited in duration or in any other way.

8.7 Return of Confidential Information. Upon termination of this Agreement or upon demand therefore, each party agrees to promptly return to the other party all Confidential Information of the other party, including all copies thereof in any form, and to certify to the other party in writing that it has not retained any copies thereof.

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8.8 Equitable Remedies. The parties agree that a breach of the restrictions and obligations of this Section 8 will cause the disclosing party substantial and continuing damage, the value of which will be difficult or impossible to ascertain, and other irreparable harm for which the payment of damages alone will be inadequate. Therefore, in addition to any other remedy which the disclosing party may have under this Agreement or at law or in equity, in the event of such a breach or threatened breach by the receiving party of the restrictions and obligations of this Section 8, the disclosing party shall be entitled, after notifying the receiving party in writing of the breach or threatened breach, to both temporary and permanent injunctive relief to correct such breach or threatened breach, if possible, and to prevent further breaches of the restrictions and obligations in question.

SECTION 9
Insurance

9.1 Insurance. Vendor shall maintain in effect at all times during the term of this Agreement, insurance with a carrier with an A.M. Best rating of A XIII or better. Such insurance shall include, without limitation, worker's compensation in statutory amounts, products/completed operations liability, commercial general liability and automobile liability insurance in amounts not less than $1 million per occurrence and $2 million annual aggregate for all applicable claims against all applicable losses, claims, demands, proceedings, damages, costs, charges and expenses for injuries or damage to any person or property arising out of or in connection with this Agreement that are the result of the fault of Vendor or its employees, agents or subcontractors. Vendor shall, on or before the Effective Date and thereafter upon Customer’s reasonable request, provide Customer with certified copies of the involved insurance policy or policies, including but not limited to all applicable endorsements evidencing such coverage, which shall also state that Insurers will endeavor to provide Customer a minimum of thirty (30) calendar days' prior written notice of any proposed cancellation or expiration with-out renewal. The terms of this Section 9.1 shall not be deemed to limit the liability of Vendor hereunder, or to limit any rights Customer may have including, without limitation, rights of indemnity or contribution.

SECTION 10
Term and Termination

10.1 Term and Termination. This Agreement shall commence on the Reference Date and shall continue in full force and effect thereafter unless and/or until this Agreement is terminated pursuant to this Section 10. Either party will have the right to terminate this Agreement during the term:

(a) Upon cessation of business by Customer or Vendor or any successor to whom the Software has been legitimately transferred.

(b) If either party makes an assignment on behalf of creditors, or a receiver, trustee in bankruptcy or similar officer is appointed to take charge of all or any part of its property or business and/or either party is adjudicated bankrupt.

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(c) If either party violates a material provision of this Agreement and such violation remains uncured for a period of thirty (30) calendar days after the non-violating party provides the other with written notice of such breach specifying the violation in reasonable detail. Failure of Customer to pay any undisputed amounts owed to Vendor shall be deemed a violation of a “material” provision. Any such termination will become effective after sixty (60) business days without any further notice to Customer.

(d) Customer attempts to use, copy, or convey the Software in any manner contrary with this agreement and the license granted hereunder or in derogation of Vendor’s proprietary rights in the Software.

10.2 Effect of Termination. Upon termination, cancellation or expiration of this Agreement, Customer shall, without request by Vendor, immediately return all copies of the Software to Vendor along with all papers, materials and property of Vendor held by Customer. Customer further agrees that in the event of termination, all fees or charges currently due shall immediately become due and payable. No fees, costs or payments will accrue after the termination of this Agreement. The Vendor shall in the event of termination due to fault of Vendor per provision (a), (b) or (c) of Section 10.1, the Vendor will refund to Customer ONE HUNDRED NINETY THOUSAND DOLLARS ($190,000) less one forty-eight (1/48) thereof for each month or portion thereof from the date of First Productive Use. In addition, each Party will assist the other in the orderly termination of this Agreement and in the transfer of all property, tangible and intangible, as may be necessary for the orderly, non-disrupted business continuation of each Party. Upon termination of this Agreement Vendor’s obligations shall cease.

SECTION 11
General Terms

11.1 Delivery of Software. The Software and Documentation will be delivered electronically to Customer. Vendor shall not deliver a physical copy of the Software or the documentation to the Customer. In the event that the Vendor delivers a physical copy of the Software or the documentation without prior written consent of the Customer, then Vendor shall be responsible for the payment of any and all sales and use taxes relating to the Software, notwithstanding anything in this agreement to the contrary. Customer will provide the necessary conduit for the prompt transfer of said Software.

11.2 Notices. All notices, demands or consents required or permitted hereunder shall be in writing and shall be delivered, sent by facsimile, or mailed to the respective Party at the address first set forth above or at such other address as shall have been given to the other Party in writing for the purposes of this section. Such notices and other communications shall be deemed effective upon the earliest to occur of (a) actual delivery, (b) five days after mailing, addressed and postage pre-paid, as aforesaid, or (c) two days after transmission by facsimile.

11.3 Modification. This Agreement can only be modified by a written agreement duly signed by the persons authorized to sign agreements on behalf of Vendor and Customer.

11.4 Severability of Provisions. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or be impaired thereby.

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11.5 Assignment. Neither this Software License nor any rights under this Agreement may be assigned or otherwise transferred, in whole or in part, whether voluntary or by operation of law, without the prior written consent of the other party which will not be unreasonably withheld. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Either party may assign this Agreement in connection with a sale of all or substantially all of its assets related to this Agreement, whether by merger, acquisition, operation of law or otherwise.

11.6 Force Majeure. Neither party shall be deemed to have breached this Agreement by reason of any delay or failure in its performance arising from events beyond its control. Such events shall include by way of example, but not limitation, acts of God, acts of terrorism, acts of war, riot, epidemic, fire, flood or other disaster, act of government, including governmental regulations superimposed after the fact air traffic control caused delays, strikes or lockouts, telecommunications failure, power failure, or failure of the Customer’s computer equipment or non-Vendor Software.

11.7 Construction. This Agreement shall not be construed against any party or its representatives for any role in drafting this Agreement or any portion hereof. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

11.8 Relationship of Parties. The Parties shall at all times hereunder be independent contractors and nothing in this Agreement shall be construed to create any franchise, joint venture, trust or commercial partnership or any other partnership relationship for any purpose whatsoever.

11.9 Governing Law: Arbitration. This Agreement shall be governed by the laws of State of California, USA, excluding its conflict of law provisions. Any dispute arising out of this Agreement shall be resolved by binding Arbitration in accordance with the rules of the American Arbitration Association. Notwithstanding the foregoing, in the event that a party seeks either temporary or permanent injunctive relief, the arbitration provisions contained herein shall not apply.

11.10 Survival Sections. The following Sections of this Agreement will survive termination: Sections 7, 8 and 11 in their entirety.

11.11 LIMITATION ON LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE TO EACH OTHER OR TO ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES, EVEN IF THE PARTY TO BE CHARGED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR VENDOR’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 7.2 (WHICH OBLIGATIONS SHALL NOT BE LIMITED), IN NO EVENT WILL VENDOR'S TOTAL LIABILITY UNDER ANY OR ALL PROVISIONS OF THIS AGREEMENT FOR ALL CAUSES OF ACTION ON A CUMULATIVE BASIS EXCEED ONE HUNDRED NINETY THOUSAND DOLLARS ($190,000).

11.12 Risk Allocation. The provisions of Paragraphs 2.5, 2.6, and 11.11 allocate risks under this Agreement between Customer and Vendor. Vendor's pricing reflects this allocation of risks and limitation of liability.

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11.13 Other Representations. No employee, agent, representative or Affiliate of Vendor has authority to bind Vendor to any oral representations or warranty concerning the Software. Any written representation or warranty not expressly contained in this Agreement will not be enforceable.

11.14 Complete Understanding. This Agreement (including Schedules and Attachments thereto, if any, each of which is incorporated by reference) contains the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the day and year first above written.

HemaCare Corporation	Haemonetics Corporation

Signature: /s/ Pete van der Wal	Signature: /s/ Thomas F. Marcinek

Name (Printed): Pete van der Wal	Name (Printed): Thomas F. Marcinek

Title: President, CEO	Title: President, HSS

Date: February 14, 2011	Date: 2/18/11

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Incorporated Documents

Medical Device Purchase Agreement/Schedule A

Maintenance and Support Service Agreement/Schedule B

Implementation Services Schedule/Schedule C

Preferred Beneficiary Acceptance Form/Exhibit A

Price Quote/Exhibit B

Client Support Manual/Exhibit C

Haemonetics Travel Policy/Exhibit D

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